EXHIBIT 20.10

CERTIFICATE OF CONSENT OF THE TRUSTEES OF
TRISTAR INVESTMENT TRUST

The undersigned, being Trustees of TriStar Investment Trust (the "Trust"), do hereby adopt the following resolutions and shall become effective on the effective date of the first public offering of the Fund's shares.

WHEREAS, the Trustees deem it to be in the best interest of the Trust to establish an initial series of the Trust;

NOW, THEREFORE, BE IT RESOLVED, the Trustees hereby adopt the initial series of the Trust, which shall be named TriStar Large Cap Stock Fund, subject to the following restrictions:

These fundamental investment restrictions cannot be changed without approval by the holders of a majority of the outstanding voting securities of the Series. As defined in the Investment Company Act of 1940 (the "Act"), the "vote of a majority of the outstanding voting securities" means the lesser of the vote of (i) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (ii) more than 50% of the outstanding shares of the Fund.

The Fund may not:

(a) Act as underwriter for securities of other issuers except insofar as the Fund may be deemed an underwriter in selling its own portfolio securities.

(b) Borrow money or purchase securities on margin except for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests that might otherwise require the untimely disposition of securities, in an aggregate amount not exceeding 25% of the value of the Fund's total assets at the time any borrowing is made. While the Fund's borrowings are in excess of 5% of its total assets, the Fund will not purchase any additional portfolio securities.

(c) Make investments in commodities, commodity contracts or real estate although the Fund may purchase and sell securities of companies which deal in real estate or interests therein.

(d) Make loans. The purchase of a portion of a readily marketable issue of publicly distributed bonds, debentures or other debt securities will not be considered the making of a loan.

(e) Acquire more than 10% of the securities of any class of another issuer, treating all preferred securities of an issuer as a single class and all debt securities as a single class, or acquire more than 10% of the voting securities of another issuer.

(f) Invest in companies for the purpose of acquiring control.

(g) Purchase or retain securities of any issuer if those officers, directors or trustees of the Fund or its Investment Adviser individually owns more than 1/2 of 1% of any class of security or collectively own more than 5% of such class of securities of such issuer.

(h) Pledge, mortgage or hypothecate any of its assets.

(i) Invest in securities which may be subject to registration under the Securities Act of 1933 prior to sale to the public or which are not at the time of purchase readily saleable.

(j) Invest more than 10% of the total Fund assets, taken at market value at the time of purchase, in securities of companies with less than three years' continuous operation, including the operations of any predecessor.

(k) Issue senior securities.

In connection with its investment objective and policies the Fund may invest in the following types of securities which can involve certain risks:

INVESTMENT COMPANIES: The Fund may invest in securities issued by other investment companies within the limits prescribed by the Investment Company Act of 1940. The fund intends to limit its investments so that, as determined immediately after a securities purchase is made: (a) not more than 5% of the value of the Fund’s total assets will be invested in the securities of any one investment company; (b) not more than 10% of the value of the Fund’s total assets will be invested in securities of investment companies as a group; and (c) not more than 3% of the outstanding voting stock of any one investment company will be owned by the Fund.

U.S. GOVERNMENT OBLIGATIONS: The Fund may purchase obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities. Such securities will typically include, without limitation, U.S. Treasury securities such as Treasury Bills, Treasury Notes or Treasury Bonds that differ in their interest rates, maturities and times of issuance. U.S. government obligations may be backed by the credit of the government as a whole or only by the issuing agency. U.S. Treasury bonds, notes, and bills and some agency securities, such as those issued by the Federal Housing Administration and the Government National Mortgage Association (GNMA), are backed by the full faith and credit of the U.S. government as to payment of principal and interest and are the highest quality government securities. Other securities issued by U.S. government agencies or instrumentalities, such as securities issued by the Federal Home Loan Banks and the Federal Home Loan Mortgage Corporation, are supported only by the credit of the agency that issued them, and not by the U.S. government. Securities issued by the Federal Farm Credit System, the Federal Land Banks, and the Federal National Mortgage Association (FNMA) are supported by the agency's right to borrow money from the U.S. Treasury under certain circumstances, but are not backed by the full faith and credit of the U.S. government.

FUTURES CONTRACTS: A futures contract is an agreement to buy or sell a specified amount of a particular commodity or financial instrument at a fixed price on a future date. A futures contract is a form of a derivative as its value is based on, or derived from, the value of its underlying security. Futures contracts will only be purchased on broad based stock indexes such as the S&P 500. Futures contracts will be used to basically to simulate full investment in the stock market while keeping cash on hand to meet shareholder redemptions or other needs. In general the Fund will not use futures contracts for hedging purposes or as leveraged investments that magnify the gains or losses of an investment.

REPURCHASE AGREEMENTS: A repurchase agreement is an agreement between a buyer and a seller, in which the purchaser acquires ownership of a U.S. Government security (which may be of any maturity) and the seller agrees to repurchase the obligation at a future time and at a set price, thereby determining the yield during the purchaser's holding period (usually not more than seven days from the date of purchase). Generally the Fund will enter into repurchase agreements with the Trust's custodian or other banks with assets of $1 billion or more. The fund will not invest more than 10% of its net assets in repurchase agreements maturing in more than seven days.

IN WITNESS WHEREOF the undersigned, being the Trustees of the Trust, have hereunto set their hands and seals, to be effective as of the date first above written.

/s/ Russell P. Stockhaus 12/03/99
Russell P. Stockhaus, Trustee Date

/s/ Thomas P. Ziegler 12/03/99
Thomas P. Ziegler, Trustee Date

/s/ Christopher S. McCann 12/03/99
Christopher S. McCann, Trustee Date